Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE AND SIX-MONTH PERIODS
ENDED JUNE 30, 2022, AND ANNOUNCES SPECIAL DIVIDEND

MELVILLE, N.Y., August 11, 2022 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and six-month periods ended June 30, 2022. The Company is reporting net revenue of $17,810,000, and $31,831,000, for the three and six-month periods ended June 30, 2022, compared to $13,589,000, and $27,535,000, for the same periods in 2021. For the three-month period ended June 30, 2022, the Company is reporting net income before income taxes of $55,000, compared to $2,334,000 for the three-month period ended June 30, 2021. For the six-month period ended June 30, 2022, the Company is reporting a loss before income taxes of $659,000, compared to income before taxes of $1,957,000 for the six-month period ended June 30, 2021. The Company noted that during the second quarter of 2021 it recorded a gain from the forgiveness of its Paycheck Protection Program loan of $2,929,000 by the Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act, known as the CARES Act. For the three-and six-month periods ended June 30, 2022, the Company is reporting net losses after-taxes of $21,000 and $639,000, respectively, compared to net income after-taxes of $2,423,000 and $2,116,000, respectively, for the three and six-month periods ended June 30, 2021. Again, the Company noted that the income after income taxes for the three and six-months ended June 30, 2021, included the recognition of the forgiveness of a $2,929,200 Payroll Protection Program loan. The Company’s basic and diluted loss per share for the three-month period ended June 30, 2022, was $(0.01), compared to basic and diluted earnings per share of $0.76 for the same three-month period in 2021. For the six-month period ended June 30, 2022, the Company’s basic and diluted loss per share were $(0.20), compared to basic earnings per share of $0.67, and diluted earnings per share of $0.66, respectively, which was driven by the loan forgiveness of $2,929,200, during the second quarter of 2021.

The Company further announced today that its Board of Directors declared a special cash dividend of $0.05 per share payable on August 29, 2022, to stockholders of record at the close of business on August 22, 2022. The total amount of this special dividend payment will be approximately $160,000 based on the current number of shares outstanding. Declarations of dividends and the establishment of record and payment dates in the future are subject to the Board of Directors’ determination that such actions would be in the best interests of the Company's stockholders and in compliance with applicable law.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “I am pleased to report that our revenue this quarter is more than $4.2 million greater than the same period a year ago. Key factors contributing to this growth were a rollout of a refreshed line of tools to The Home Depot, and strong increases in our Aerospace and Industrial sectors. Further, primarily the result of the Jackson Gear business acquisition completed earlier this year, our PTG product line revenue increased more than 160% over their second quarter 2021 revenue. Lastly, our second quarter 2022 OEM revenue improved more than $1.1 million, compared to the same period in 2021. However, our consolidated gross margin did decline 4.1 percentage points, driven primarily by customer and product mix, rising material costs, ongoing ocean freight costs that continue to run three to four times the costs that were in effect prior to the Covid-19 pandemic, and under absorption of other manufacturing overhead costs. Our SG&A was relatively the same this quarter compared to the prior year. Our interest expense increased, due primarily to higher interest rates this quarter, as well as increased borrowings for the inventory build in connection with a rollout of new products to The Home Depot, and to improve our safety stock positions, and the Jackson Gear acquisition. As a result, our income before taxes this quarter was $55,000, compared to $2,334,000 during the same period in the prior year. During the second quarter of 2021, we recorded a gain of more than $2.9 million as the result of the forgiveness of the Payroll Protection Program loan thus greatly impacting the comparison between the periods.”

Mr. Horowitz added, “We are happy with the improvement in our operating income, and we are cautiously optimistic as we look to the future as we have a number of major initiatives in place that we believe will help improve margins and further absorb factory overhead during the second half of 2022 and beyond. However, it is difficult to foresee what the impact will be on our businesses from rising inflation, and a potential global recession. Further, COVID-19 remains an issue, as cases have once again risen in many parts of the country and abroad. We intend to do our utmost to continue to serve our customers, while ensuring the health and safety of our employees.”

Mr. Horowitz concluded his remarks, “Furthermore, I am pleased to report that our Board of Directors has declared a $0.05 special cash dividend. This special dividend will be paid to the shareholders of record as of the close of business on August 22, 2022. The Board continues to be very grateful for the support it has received from its investors and believes that this dividend declaration was appropriate based on the Company’s current financial condition, results of operations, capital requirements and other factors.”

The Company will be reporting the following:

TRENDS AND UNCERTAINTIES

COVID-19 PANDEMIC

The COVID-19 virus and the resultant global economic down-turn had a negative impact on our fiscal 2021 results and continues to negatively impact certain sectors of the Company during 2022. Additionally, we believe that, while easing slightly, the on-going supply-chain crisis is related in large part to the pandemic. Further, we believe the COVID-19 global pandemic has been and continues to be the primary factor in the significant increases in the cost of international ocean freight and related matters. We believe that until the above issues improve, our business will likely continue to be adversely affected by the COVID-19 global pandemic.

BOEING/AEROSPACE

The Federal Aviation Administration (“FAA”) and the European Union Aviation Safety Agency (“EASA”) have lifted the grounding of the 737 MAX, however, China, which is a large market for Boeing, has not lifted the grounding on the 737 MAX aircraft. Boeing is currently holding completed 737 MAX aircraft destined for Chinese carriers. As a result of the aforementioned, and airline companies limiting deliveries of new aircraft, we believe production at Boeing of its 737 MAX aircraft is likely to remain below the production levels that existed prior to the grounding of certain Boeing aircraft and the COVID-19 pandemic.

Although the 787 Dreamliner is still in production, albeit at a reduced rate, we believe that Boeing has not been able to deliver a new aircraft to a customer for over one1 year. But a firm timeline for customer deliveries of new aircraft has not been announced.

INTERNATIONAL SUPPLY CHAIN

During the third and fourth quarters of 2021, and early 2022, we encountered severe delays in receiving inventory from our Asian suppliers, which led to intermittent shortages of inventory. It should be noted however that the international supply chain crisis has, as of late, begun to ease somewhat. Lastly, our ocean freight costs, which increased in some cases five-fold during the latter half of 2021 and for much of 2022, have begun to decline, but still well in excess of pre pandemic levels. This trend of higher costs and delayed deliveries has continued for most of 2022. We believe the major factors driving the above include:

•           Increased price of fuel;

•           Shortage of shipping containers;

•           Congestion at the ports in Asia and the United States; and

•           Shortage of truck drivers in the United States.

At the present time, we believe the above-mentioned supply chain disruptions will likely continue during the remainder of 2022. While we believe that most of these related costs associated with the items above have been, or will be, passed on to our customers throughout 2022, there is no assurance that any additional cost increases can be passed on in the future.

DOMESTIC TRANSPORTATION COSTS

Due to the shortage of truckers in the US, there has been both difficulty in moving goods from the ports to our facilities as well as arranging for pickups to deliver to our customers. In addition, we have seen an increase in the costs for these transportation services. It is unclear when or if this situation will abate. As such, these issues will affect the Company for the foreseeable future impacting our overall margins and possibly depressing sales.

IMPACT OF INFLATION / GEOPOLITCAL ISSUES

Increasing prices, most notably in freight/transportation, the cost of raw materials and labor had a material effect on our results of operations during the three and six-month periods ended June 30, 2022. We believe that the current and projected significant levels of inflation will continue to adversely impact our operating costs. As such, at the present time, we are unable to reasonably estimate the impact these issues will have on our results of operations for the remainder of 2022 and beyond.

During the six-month period ended June 30, 2022, we do not believe we were directly materially impacted by current geopolitical global events.

TECHNOLOGIES

We believe that over time, several newer technologies and features will have a greater impact on the market for our traditional pneumatic tool offerings. The impact of this evolution has been felt initially by the advent of advanced cordless operated hand tools in the automotive aftermarket. We continue to analyze the practicality of developing or incorporating more advanced technologies in our tool platforms.

Other than the aforementioned, or matters that may be discussed below, there are no major trends or uncertainties that had, or we could have reasonably expected to have a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

We believe that our relationships with our key customers and suppliers remain satisfactory.

REVENUE

The tables below provide an analysis of our net revenue for the three and six-month periods ended June 30, 2022 and 2021:

Consolidated

	Three months ended June 30,
			Increase
	2022	2021	$	%
Florida Pneumatic	$12,666,000	$10,712,000	$1,954,000	18.2%
Hy-Tech	5,144,000	2,877,000	2,267,000	78.8
Consolidated	$17,810,000	$13,589,000	$4,221,000	31.1%

	Six months ended June 30,
			Increase
	2022	2021	$	%
Florida Pneumatic	$22,947,000	$21,614,000	$1,333,000	6.2%
Hy-Tech	8,884,000	5,921,000	2,963,000	50.0
Consolidated	$31,831,000	$27,535,000	$4,296,000	15.6%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Automotive, Retail, Aerospace and Industrial. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended June 30,
	2022		2021		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Automotive	$3,853,000	30.4%	$3,782,000	35.3%	$71,000	1.9%
Retail	4,826,000	38.1	3,763,000	35.1	1,063,000	28.2
Industrial	1,705,000	13.5	1,303,000	12.3	402,000	30.9
Aerospace	2,179,000	17.2	1,734,000	16.2	445,000	25.7
Other	103,000	0.8	130,000	1.1	(27,000)	(20.8)
Total	$12,666,000	100.0%	$10,712,000	100.0%	$1,954,000	18.2%

	Six months ended June 30,
	2022		2021		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Automotive	$7,734,000	33.7%	$7,884,000	36.5%	$(150,000)	(1.9)%
Retail	7,845,000	34.2	7,553,000	34.9	292,000	3.9
Industrial	3,111,000	13.6	2,662,000	12.3	449,000	16.9
Aerospace	3,994,000	17.4	3,262,000	15.1	732,000	22.4
Other	263,000	1.1	253,000	1.2	10,000	4.0
Total	$22,947,000	100.0%	$21,614,000	100.0%	$1,333,000	6.2%

When comparing the three-month periods ended June 30, 2022 and 2021, the most significant change in Florida Pneumatic's revenue occurred within its Retail sector. The 28.2% increase was driven primarily by a stocking rollout to The Home Depot (“THD”) during the second quarter of 2022. These items effectively replaced certain tools that were discontinued. The increase in Industrial revenue was driven by among other things, slightly improved supply chain conditions, which in turn increased our in-stock inventory, allowing an increase in shipments, price increases that went into effect during the quarter, and better economic conditions this quarter, compared to the second quarter of 2021. Aerospace continued to show year-over-year improvement with revenue increasing 25.7% this quarter, compared to the second quarter of 2021, due primarily to an increase in orders from both our commercial aircraft and defense-related customers. Our Automotive revenue improved a modest 1.9% this quarter, compared to the same period a year ago. However, due to a previously disclosed change in distribution channel strategy, as well as changes in both economic and competitive factors, we believe that Automotive revenue could lessen in the future periods.

The 22.4%, or $732,000 increase in Florida Pneumatic’s Aerospace revenue during the six-month period ended June 30, 2022, compared to the same period in the prior year, is the most significant factor in analyzing the overall improvement in Florida Pneumatic’s year-to-date revenue. This improvement is being driven by increased orders from both the commercial and military markets. Its Industrial revenue for the six-month period ended June 30, 2022, grew 16.9% over the same period in 2021, due primarily to slightly improved supply chain conditions and price increases, both occurring during the second quarter of this year, and better economic conditions during most of the six-month period ended June 30, 2022, compared to the same period in 2021. Revenue for the Retail sector during the first six months of 2022 is 3.9% higher than the same period in 2021. This year-to-date improvement was driven by a stocking rollout, which occurred during the second quarter of 2022, partially offset by a decline in the spray gun category.

Hy-Tech

Hy-Tech designs, manufactures, and sells a wide range of industrial products which are categorized as ATP for reporting purposes. In addition to Engineered Solutions, products and components manufactured for other companies under their brands are included in the OEM category in the table below. PTG revenue is comprised of products manufactured and sold by Hy-Tech’s gear business. NUMATX, Thaxton and other peripheral product lines, such as general machining, are reported as Other.

	Three months ended June 30,
	2022		2021		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
OEM	$2,542,000	49.4%	$1,408,000	48.9%	$1,134,000	80.5%
ATP	945,000	18.4	779,000	27.1	166,000	21.3
PTG	1,583,000	30.8	604,000	21.0	979,000	162.1
Other	74,000	1.4	86,000	3.0	(12,000)	(14.0)
Total	$5,144,000	100.0%	$2,877,000	100.0%	$2,267,000	78.8%

	Six months ended June 30,
	2022		2021		Increase
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
OEM	$4,507,000	50.7%	$3,019,000	51.0%	$1,488,000	49.3%
ATP	1,687,000	19.0	1,492,000	25.2	195,000	13.1
PTG	2,522,000	28.4	1,250,000	21.1	1,272,000	101.8
Other	168,000	1.9	160,000	2.7	8,000	5.0
Total	$8,884,000	100.0%	$5,921,000	100.0%	$2,963,000	50.0%

Key factors driving the 80.5% growth in Hy-tech’s OEM product line revenue this quarter, compared to the same three-month period in 2021, were a significant increase in orders from a major customer, the easing of COVID-19 travel and visitation restrictions, and overall improvement in economic conditions this quarter compared to the same period a year ago. Revenue generated from the JGC, which was acquired in early 2022, was the major component of the $979,000 increase in our PTG product line revenue. Our ATP revenue increased 21.3% this quarter over the same period in the prior year due primarily to improved economic conditions.

Hy-Tech’s six-month, year-over-year growth was mostly accomplished during the three-month period ended June 30, 2022. As such, factors contributing to this growth include increased orders from a major OEM customer, the JGC business acquisition, the easing of COVID-19 restrictions, and slight improvement in the general economic conditions.

GROSS MARGIN/PROFIT

	Three months ended June 30,		Increase (decrease)
	2022	2021	Amount		%
Florida Pneumatic	$4,771,000	$4,165,000	$606,000		14.6%
As percent of respective revenue	37.7%	38.9%	(1.2)%	pts
Hy-Tech	$865,000	$683,000	$182,000		26.6
As percent of respective revenue	16.8%	23.7%	(6.9)%	pts
Total	$5,636,000	$4,848,000	$788,000		16.3%
As percent of respective revenue	31.6%	35.7%	(4.1)%	pts

Although Florida Pneumatic’s gross profit increased 14.6%, its consolidated gross margin declined 1.2 percentage points. This net decline was driven primarily due to a higher mix of lower gross margin Retail revenue. Related thereto, Florida Pneumatic continued to encounter higher ocean freight and product costs during the three-month period ended June 30, 2022, compared to the same three-month period in 2021. Partially offsetting the above were better than prior year gross margins in its Industrial, Automotive and Aerospace product lines. Hy-Tech’s gross profit declined 6.9 percentage points this quarter, compared to the same three-month period in 2021, due primarily to increased revenue attributable to low margin customers during the second quarter of 2022. Additionally, Hy-Tech’s PTG product line under absorbed its manufacturing overhead costs during the second quarter of 2022, as it is going through the process of integrating the JGC acquisition.

	Six months ended June 30,		Increase (decrease)
	2022	2021	Amount		%
Florida Pneumatic	$8,721,000	$8,365,000	$356,000		4.3%
As percent of respective revenue	38.0%	38.7%	(0.7)%	pts
Hy-Tech	$1,426,000	$1,119,000	$307,000		27.4
As percent of respective revenue	16.1%	18.9%	(2.8)%	pts
Total	$10,147,000	$9,484,000	$663,000		7.0%
As percent of respective revenue	31.9%	34.4%	(2.5)%	pts

Florida Pneumatic’s gross profit improved by 4.3%, when comparing the six-month periods ended June 30, 2022 and 2021. Its gross margin however, declined by 0.7 percentage point. Primary factors affecting these results were primarily mix, with greater low margin Retail revenue, being partially offset by stronger gross margin for all other product lines. As discussed above, under absorption of PTG manufacturing overhead and product mix are the primary factors causing the 2.8 percentage points decline in Hy-Tech’s six-month gross margin, when compared to the same period a year ago. We are in the process of integrating the JGC business acquisition that occurred during the first quarter of this year. We expect to make significant progress on integration during the second half of 2022 and thus improve gross margin as well.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities costs, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting, and other professional fees as well as general corporate overhead and certain engineering expenses.

During the second quarter of 2022, our SG&A was $5,479,000, compared to $5,458,000 incurred during the same three-month period in 2021. Key components to the net change are:

i)	During the second quarter of 2021, we incurred approximately $288,000 in costs related to the May 2021 ransomware attack at our Florida Pneumatic subsidiary, where no such costs were incurred during the second quarter of 2022.
ii)	Our compensation expense increased $151,000. Compensation expense is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits. Several factors contributed to this increase, among them the staffing added in connection with the JGC acquisition, increased wages primarily related to retention incentives and annual wage adjustments and a net increase in companywide bonus/incentive/performance accruals.
iii)	We incurred increases this quarter, compared to the same quarter in 2021 in professional fees, stock-based compensation, and amortization of $47,000, $37,000, and $23,000, respectively.

Our six-month 2022 total SG&A was $10,652,000, compared to $10,449,000 incurred during the same period in the prior year. Key components to the net change are:

i)	Compensation expenses increased $316,000. Compensation expense is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits. Several factors contributed to this increase, among them the staffing added in connection with the JGC acquisition, increased wages primarily related to retention incentives and annual wage adjustments and increases in companywide bonus/incentive/performance accruals.
ii)	Professional fees and expenses increased $280,000, due primary to legal, accounting, and other fees incurred in connection with the JGC acquisition. Other expenses that contributed to the increase in professional fees were cyber security related costs and recruitment fees.
iii)	Our variable expenses decreased $253,000. Driving this decline were significantly lower advertising at Florida Pneumatic, caused by a change in a distribution channel strategy.
iv)	Our computer-related expenses declined $248,000, when comparing the six-month periods ended June 30, 2022 and 2021. During the second quarter of 2021 we incurred approximately $288,000 in costs related to the May 2021 ransomware attack at our Florida Pneumatic subsidiary, where no such costs were incurred during the second quarter of 2022.
v)	Lastly, our general corporate expenses declined $61,000 this quarter, compared to the same period in 2021.

OTHER EXPENSE (INCOME)

Other expense in 2022 consists primarily of adjustments to the fair value of certain assets.

On April 20, 2020, we received a Paycheck Protection Program (“PPP”) loan, in the amount of $2,929,000. Under the terms of the Coronavirus Aid, Relief, and Economic Security Act, (“CARES Act”), as amended, we were eligible to apply for forgiveness for all or a portion of the PPP loan. In February 2021, we filed an application for forgiveness with the lender, who approved this submission and submitted the application for forgiveness to the SBA. On June 9, 2021, we were advised that the SBA had approved our PPP loan forgiveness application and as such, the PPP loan and interest were forgiven in its entirety. Accordingly, the lender applied the funds and paid off PPP loan principal in its entirety and interest in full. In accordance with current accounting guidance this forgiveness of debt and related accrued interest was accounted for as Other Income in 2022.

INTEREST EXPENSE (INCOME)

	Three months ended June 31,		Increase (decrease)
	2022	2021	Amount	%
Interest expense attributable to:
Short-term borrowings	$89,000	$8,000	$81,000	1012.5%
PPP loan	—	(27,000)	27,000	100.0
Amortization expense of debt issue costs	4,000	4,000	—	NA
Other	(7,000)	—	(7,000)	NA
Total	$86,000	$(15,000)	$101,000	673.3%

	Six months ended June 30,		Increase (decrease)
	2022	2021	Amount	%
Interest expense attributable to:
Short-term borrowings	$137,000	$18,000	$119,000	661.1%
PPP loan	—	(19,000)	19,000	100.0
Amortization expense of debt issue costs	8,000	8,000	—	NA
Other	(7,000)	—	(7,000)	NA
Total	$138,000	$7,000	$131,000	1,871.4%

Our average short-term borrowings during the three and six-month periods ended June 30, 2022, increased significantly, when compared to the same periods in 2021. This increase was due primarily to our decision to increase safety stock levels of inventory, due primarily to delays and other supply chain issues, increased inventory related to the shipment of the stocking rollout that occurred during the second quarter of 2022, and the purchase and related costs associated with the acquisition in the first quarter of 2022 of the JGC business. Additionally, the Applicable Margins, as defined in the Credit Agreement with Capital One bank, NA, also increased.

As discussed earlier, during the second quarter of 2021, we applied for and received forgiveness of the PPP loan. Accordingly, we recorded the reversal of associated interest expense.

Debt issue costs are associated with an amendment to the Credit Agreement. There were no amortizable debt issue costs incurred with Amendment No. 9, or Amendment No. 10 to the Credit Agreement.

Other interest relates to interest received in connection with federal income tax refunds received.

INCOME TAXES

At the end of each interim reporting period, we compute an effective tax rate based upon our estimated full year results. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, the effective tax rate for the three and six-month periods ended June 30, 2022, were a tax expense of 138.2%, and a tax benefit of 3.0%, compared to a tax benefit of 3.8% and 8.1% for the same three and six-month periods in 2021. The effective tax rates for all periods presented were impacted primarily by state taxes, and non-deductible expenses. Impacting 2021’s effective tax benefit was the enactment of the CARES Act. Under the terms of the CARES Act, we applied for and were approved to treat the gain on the forgiveness of the PPP loan as non-taxable income. Accordingly, the gain resulting from the forgiveness of the PPP loan was not included in the computation of the 2021 effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows, existing working capital and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	June 30, 2022	December 31, 2021
Working capital	$22,407,000	$24,598,000
Current ratio	2.40 to 1	3.04 to 1
Shareholders’ equity	$43,066,000	$43,840,000

Credit facility

We and the Bank entered into an amendment that, among other things, increased the Revolver borrowing commitment by $2,000,000 to $18,000,000 through June 30, 2022. We believe the return to the $16,000,000 maximum Revolver borrowing amount will not impact future operations.

At June 30, 2022, there was $7,000,000 available to us under our Revolver arrangement.

Should the need arise whereby the current Credit Agreement is insufficient; we believe that the current Agreement could be expanded, and/or we could obtain additional funds based on the value of our real property.

Cash flows

For the six-month period ended June 30, 2022, cash used by operating activities was $1,154,000, compared to cash provided by operating activities during the six-month period ended June 30, 2021, of $1,368,000. At June 30, 2022, our consolidated cash balance was $431,000, compared to $539,000 at December 31, 2021. We operate under the terms and conditions of the Credit Agreement. As a result, all domestic cash receipts are remitted to Capital One lockboxes and therefore does not represent cash on hand.

Our total debt to total book capitalization (total debt divided by total debt plus equity) on June 30, 2022, was 18.9%, compared to 11.6% on December 31, 2021.

During the six-month period ended June 30, 2022, we completed the JGC acquisition, with a purchase price of $2,300,000, plus acquisition expenses that included among other things, legal, accounting, and relocation expenses.

During the six-month period ended June 30, 2022, we used $923,000 for capital expenditures, compared to $247,000 during the same period in the prior year.  Capital expenditures currently planned for the remainder of 2022 are approximately $700,000, which we expect will be financed through the Credit Facility.

The major portion of these planned capital expenditures will be for new metal cutting equipment, tooling and information technology hardware and software, and the expansion of our Punxsutawney, PA facility as a result of the acquisition of JGC business.

Our liquidity and capital is primarily sourced from our credit facility.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive, and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call later today at 11:00 A.M. Eastern Time, to discuss its second quarter 2022 results and financial condition. Investors and other interested parties who wish to listen to or participate can dial 1-888-221-3881. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about August 12, 2022.

Forward Looking Statement

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time-to-time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should,” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2021 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Risks related to the global outbreak of COVID-19 and other public health crises;
•	Risks associated with sourcing from overseas;
•	Disruption in the global capital and credit markets;
•	Importation delays;
•	Customer concentration;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Exposure to fluctuations in energy prices;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with Brexit;
•	Adverse changes in currency exchange rates;
•	Interest rates;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Impairment of long-lived assets and goodwill;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	Litigation and insurance;
•	The threat of terrorism and related political instability and economic uncertainty; and
•

Business disruptions or other costs associated with information technology, cyber-attacks, system implementations, data privacy or catastrophic losses, and those other risks and uncertainties described in its Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND UBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets
Cash	$431	$539
Accounts receivable - net	10,418	7,550
Inventories	24,610	24,021
Prepaid expenses and other current assets	2,946	4,566

Total current assets	38,405	36,676

Net property and equipment	8,941	8,080
Goodwill	4,822	4,447
Other intangible assets - net	5,673	5,592
Deferred income taxes - net	374	349
Right-of-use assets – operating leases	3,718	2,969
Other assets – net	69	77
Total assets	$62,002	$58,190

Liabilities and Shareholders’ Equity
Short-term borrowings	$10,069	$5,765
Accounts payable	2,337	2,920
Accrued compensation and benefits	1,187	1,475
Accrued other liabilities	1,484	1,078

Current leased liabilities – operating leases	921	840

Total current liabilities	15,998	12,078

Noncurrent leased liabilities – operating leases	2,855	2,176
Other liabilities	83	96

Total liabilities	18,936	14,350

Total shareholders' equity	43,066	43,840

Total liabilities and shareholders' equity	$62,002	$58,190

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In Thousand $)	2022	2021	2022	2021
Net revenue	$17,810	$13,589	$31,831	$27,535
Cost of sales	12,174	8,741	21,684	18,051
Gross profit	5,636	4,848	10,147	9,484
Selling	5,479	5,458	10,652	10,449
Operating loss	157	(610)	(505)	(965)
Other (expense) income	(16)	2,929	(16)	2,929
Interest (expense) income	(86)	15	(138)	(7)
Income (loss) before income taxes	55	2,334	(659)	1,957
Income tax (expense) benefit	(76)	89	20	159
Net income (loss)	$(21)	$2,423	$(639)	$2,116

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In Thousands $)

	Six months
	ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net (loss) income	$(639)	$2,116

Adjustments to reconcile net (loss) income to net cash provided by operating activities:

Non-cash and other charges:
Depreciation and amortization	881	902
Amortization of other intangible assets	341	316
Rent expense from leased obligations	471	449
Amortization of debt issue costs	8	8
Amortization of consideration payable to a customer	135	135
Provision for losses on (recovery of) accounts receivable	42	59
Stock-based compensation	1	3
Stock-based compensation – exercise of options	38	—
Restricted stock-based compensation	19	27
Forgiveness of PPP loan	—	(2,929)
Deferred income taxes	(20)	(159)
(Loss) gain on sale of fixed assets	(5)	7
Changes in operating assets and liabilities:
Accounts receivable	(2,276)	(750)
Inventories	(353)	(895)
Prepaid expenses and other current assets	1,302	414
Accounts payable	(778)	1,482
Accrued compensation and benefits	681	718
Accrued other liabilities and other current liabilities	(524)	(64)
Payments on lease liabilities	(461)	(443)
Other liabilities	(17)	(28)
Total adjustments	(515)	(748)
Net cash (used in) provided by operating activities	(1,154)	1,368

Cash Flows from Investing Activities:
Capital expenditures	$(923)	$(247)
Purchase of net assets of Jackson Gear Company business	(2,300)	—
Net cash used in investing activities	(3,223)	(247)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	2	—
Net payments relating to short-term borrowings	4,304	(1,004)
Net cash (provided by) used in financing activities	4,306	(1,004)

Effect of exchange rate changes on cash	(37)	(4)
Net increase (decrease) in cash	(108)	113
Cash at beginning of period	539	904
Cash at end of period	$431	$1,017

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)  (continued)

(In Thousands $)

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$114	$19
Taxes	$124	12
Cash paid for amounts included in the measurement of operating lease liabilities	$--	$6

Noncash information:
Right of Use (“ROU”) assets recognized for new operating lease liabilities	$987	$53

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORIZATION

(UNAUDITED)

(In Thousands $)	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2022	2021	2022	2021
Net income (loss) (2)	$(21)	$2,423	$(639)	$2,116
Add:
Depreciation and amortization	622	608	1,222	1,218
Interest expense (income)	86	(15)	138	7
Income tax expense (benefit)	76	(89)	(20)	(159)
	784	504	1,340	1,066

EBITDA (1)	$763	$2,927	$701	$3,182

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

(2)	Included in the three- and six-month Net income for 2021 is the forgiveness of the $2,929,200 PPP loan.

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